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                                                  Registration No. 33-
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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                        ---------------------------

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                        ---------------------------

                    AMERICAN WATER WORKS COMPANY, INC.
          (Exact name of Registrant as specified in its charter)

               DELAWARE                            51-0063696
       (State of Incorporation)                 (I.R.S. Employer
                                             Identification Number)
          1025 LAUREL OAK ROAD
       VOORHEES, NEW JERSEY 08043
(Address of principal executive offices)

                      EMPLOYEES' STOCK OWNERSHIP PLAN
                   OF AMERICAN WATER WORKS COMPANY, INC.
                      AND ITS DESIGNATED SUBSIDIARIES
                          (Full Title of the Plan)
                   =====================================

        W. Timothy Pohl, Esq.                      Copy to:
    Secretary and General Counsel           George W. Patrick, Esq.
  American Water Works Company, Inc.        Dechert Price & Rhoads
         1025 Laurel Oak Road              4000 Bell Atlantic Tower
      Voorhees, New Jersey 08043               1717 Arch Street
(Name and address of agent for service)   Philadelphia, Pennsylvania
             (609) 346-8200                          19103
   (Telephone number, including area             (215) 994-2631
     code, of agent for service)

                      CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------
     Title of       Amount      Proposed      Proposed     Amount of
     securities     to be       maximum       maximum      registration
     to be          registered  offering      aggregate    fee
     registered                 price per     offering
                                share (1)     price (1)
- ---------------------------------------------------------------------------
     Common Stock,
     par value
     $1.25 per      500,000
     share          shares      $29.625       $14,812,500  $5,107.76
===========================================================================

(1) Estimated solely for purposes of computing the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 on the basis of $29.625 per share, the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on March 28, 1994.

                        EXHIBIT INDEX IS ON PAGE 8.

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                       PRIOR REGISTRATION STATEMENT

     This registration statement is filed with the Securities and Exchange Commission (the "Commission") for the purpose of registering additional shares of Common Stock (the "Common Stock") of American Water Works Company, Inc. (the "Registrant") in connection with the Employees' Stock Ownership Plan of American Water Works Company, Inc. and its Designated Subsidiaries (the "Plan"). A registration statement on Form S-8, File No. 33-34804 (the "Prior Registration Statement"), was filed in May, 1990 in respect of shares of Common Stock to be offered pursuant to the Plan and is currently effective. The contents of the Prior Registration Statement, to the extent not otherwise amended or superseded by the contents hereof, are incorporated herein by reference.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

          1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          2. The description of the Common Stock of the Registrant contained in the Registrant's Registration Statement No. 2-35086 on Form S-7, including any amendment or report filed hereafter for the purpose of updating such description.

     All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

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ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As authorized by the Delaware General Corporation Law, Section 145, the Registrant's By-Laws provide that the Registrant shall indemnify and advance expenses to currently acting and former directors, officers and employees of the Registrant or a constituent corporation absorbed in a consolidation or merger, and any person who is or was serving at the request of the Registrant or a constituent corporation absorbed in a consolidation or merger, as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan, to the extent that such person is not otherwise indemnified and to the extent that such indemnification is not prohibited by applicable law, whenever they are defendants or threatened to be made defendants in any legal or administrative proceeding by reason of their relationship with the Registrant.

     As authorized by the Delaware General Corporation Law, Section 145, the Registrant maintains and pays the premiums on a directors and officers liability insurance policy for its liability and that of its directors and officers and those of its subsidiaries.

     In addition, as authorized by Delaware law, the Registrant's stockholders have amended the Registrant's Certificate of Incorporation to provide that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for breach of the director's duty of loyalty, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (concerning unlawful dividends, stock purchases and stock redemptions) or (d) for any transaction from which the director derived an improper personal benefit.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     None.

ITEM 8.   EXHIBITS.

     See the Exhibit Index on page 8.

ITEM 9.   UNDERTAKINGS.

Undertaking required by Item 512(a)
of Regulation S-K

     The Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

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          (ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking required by Item 512(b)
of Regulation S-K

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

Undertaking required by Item 512(h)
of Regulation S-K

     A brief description of the indemnification provisions relating to directors, officers and controlling persons of the Registrant against liability is set forth in Item 6 of Part II of the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or

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controlling person in connection with the securities being registered, the
Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. To the extent that insurance maintained by the Registrant may provide its directors, officers and controlling persons with indemnification against such liabilities, no waivers or undertakings are made with respect thereto.

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                                SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Voorhees, New Jersey, on this 4th day of February, 1994.

                                       AMERICAN WATER WORKS COMPANY, INC.



                                       /s/ George W. Johnstone
                                       George W. Johnstone, President
                                       and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                  Title                       Date


/s/ George W. Johnstone    President and Chief          February 4, 1994
George W. Johnstone        Executive Officer and
                           Director


/s/ J. James Barr          Vice President and           February 4, 1994
J. James Barr              Treasurer (Chief
                           Financial Officer)


/s/ Robert D. Sievers      Comptroller                  February 4, 1994
Robert D. Sievers          (Chief Accounting Officer)

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/s/ Marilyn W. Lewis       Chairman of the              February 4, 1994
Marilyn W. Lewis           Board of Directors



/s/ William O. Albertini
William O. Albertini       Director                     February 4, 1994



/s/ William R. Cobb
William R. Cobb            Director                     February 4, 1994



/s/ Elizabeth H. Gemmill
Elizabeth H. Gemmill       Director                     February 4, 1994



/s/ Henry G. Hager
Henry G. Hager             Director                     February 4, 1994



/s/ Nelson G. Harris
Nelson G. Harris           Director                     February 4, 1994



/s/ William F. Hyland
William F. Hyland          Director                     February 4, 1994



/s/ Nancy W. Wainwright
Nancy W. Wainwright        Director                     February 4, 1994



/s/ Paul W. Ware
Paul W. Ware               Director                     February 4, 1994



/s/ Ross A. Webber
Ross A. Webber             Director                     February 4, 1994

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                               EXHIBIT INDEX

                  Exhibit Numbers are in accordance with
            the Exhibit Table in Item 601 of Registration S-K

                                                         Page Number of
Exhibit No.               Document                   Registration Statement

    5          Opinion of Dechert Price & Rhoads                9

   23.1        Consent of Price Waterhouse                     10

   23.2        Consent of Dechert Price & Rhoads                9
               (contained in opinion filed as
               Exhibit 5 to the Registration
               Statement)

   24          Power of Attorney                             11 & 12